UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

QUANTERIX CORPORATION

 (Name of Registrant as Specified In Its Charter)

KENT LAKE PARTNERS LP
KENT LAKE PR LLC

BENJAMIN NATTER

ALEXANDER G. DICKINSON

BRUCE FELT

HAKAN SAKUL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Kent Lake Partners LP (“Kent Lake Partners”), together with the other Participants (as defined below), intends to file a preliminary proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Quanterix Corporation, a Delaware corporation (the “Company”).

On March 3, 2025, Kent Lake Partners issued the following press release:

Kent Lake Nominates Three Highly Qualified, Independent Candidates for Quanterix Board

Believes Incumbent Board’s Approval and Ongoing Pursuit of Reckless and Dilutive Proposed Merger with Akoya Biosciences Demonstrates Urgent Need for Refreshment

Nominees Would Bring Deep Healthcare and Financial Experience Necessary to Properly Oversee a Standalone Quanterix, Prevent Further Capital Misallocation and Improve Shareholder Value

Kent Lake Urges Shareholders to Vote Against Merger with Akoya to Protect the Future Value of Their Investment

Rincon, Puerto Rico – March 3, 2025 – Kent Lake PR LLC (“Kent Lake”), a holder of 6.9% of the outstanding common stock of Quanterix Corporation (“Quanterix” or the “Company”) (NASDAQ: QTRX), announced today it has nominated three highly qualified, independent candidates for election to the Company’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”).

Kent Lake issued the following statement:

“We have never before taken a public activist stance at any of the companies in which we are invested, let alone nominated director candidates. However, as a top five shareholder in Quanterix, we are appalled by the Company’s deeply flawed proposed merger (the “Merger”) with Akoya Biosciences (“Akoya”) (NASDAQ: AKYA) and cannot stand idly by. We previously detailed the issues with the Merger in our February 13th open letter to shareholders and will not repeat them here. Suffice it to say that the Merger would massively dilute existing shareholders, introduce unnecessary risks and divert focus from the Company’s core growth opportunity – and shareholders should not approve it.

At this point, it is clear that the incumbent Board – which approved and continues to pursue the Merger – has failed in its core responsibility to act in the best interests of shareholders and cannot be trusted to oversee the Company going forward. That is why we have nominated an outstanding slate of three independent candidates to bring accountability, financial discipline and industry expertise to the boardroom.

There is a better path forward for shareholders, and we believe that they should have the chance to elect directors who can help the Company refocus on its promising organic growth opportunities in the research market while focusing on the transformational Alzheimer’s testing opportunity. In our view, substantial value can be unlocked by pursuing such a path.

We look forward to communicating further with our fellow shareholders in the weeks to come.”

Kent Lake’s nominees are:

Alexander G. Dickinson, PhD

Dr. Dickinson is a domain expert in life science tools and diagnostics industries and provides valuable perspective as a key industry leader.

•	Former SVP of Strategic Initiatives at Illumina Inc. (NASDAQ: ILMN), an industry pioneer in the life science tools market (spent seven years as Senior VP as revenue grew from $900 million to $2.4 billion)

•	Founder/CEO at Helixis Inc. (acquired by Illumina for $105m)

•	Founder/CEO at Luxtera Inc. (acquired by Cisco (NASDAQ: CSCO) for $660 million)

•	Substantial public and private company board experience at companies providing relevant insight into Quanterix market niches, such as PRA Health Sciences (formerly NASDAQ: PRAH), a leading Clinical Research Organization, that underwent a doubling of market capitalization to $12B prior to its acquisition by ICON (NASDAQ: ICLR)

Bruce Felt, MBA

Mr. Felt brings extensive financial leadership and public company board experience, including as CFO for multiple technology and software companies. In addition to meeting the qualifications for a public company Audit Committee Chair, Mr. Felt’s deep expertise in corporate finance, M&A and scaling enterprise software businesses makes him invaluable to improving Quanterix’s capital allocation, cost structure optimization and accounting systems – including where material weaknesses and restatements have occurred, such as at Quanterix.

•	Served as CFO for multiple technology and software companies, including Domo (NASDAQ: DOMO), SuccessFactors (formerly NASDAQ: SFSF) (acquired by SAP for $3.4B) and FullTime Software (formerly NASDAQ: FTSW) (acquired by Legato Systems), where he led financial strategy, capital allocation and IPO readiness

•	Brings public boardroom experience from Cambium Networks (NASDAQ: CMBM) and past directorships at Evolent Health (NYSE: EVH) and Yodlee (formerly NASDAQ: YDLE), with strong governance and audit committee qualifications

•	Clear capital allocation expertise – led successful acquisitions and financial restructurings, optimizing capital structures and enhancing shareholder value across various enterprises

Hakan Sakul, PhD

Dr. Sakul brings extensive expertise in precision medicine, clinical diagnostics and biopharmaceutical R&D, with over two decades of leadership at Pfizer, where he advanced personalized healthcare through innovative diagnostic strategies. His deep experience in clinical diagnostics, regulatory strategy and corporate governance, combined with his board roles in biotech and diagnostics companies, positions him to provide invaluable strategic guidance on diagnostic development, regulatory navigation and healthcare innovation for the Quanterix board.

•	Led Pfizer's (NYSE: PFE) diagnostics division, bringing expertise in scaling and commercializing advanced biomarker technologies that aligns with Quanterix's focus on high-impact diagnostics

•	Currently serves as President & Founder of Precision Dx Strategies and on boards of biotech companies including Progentec Diagnostics, providing strategic insight on positioning diagnostic technologies for clinical adoption – which is critical as Quanterix expands its clinical applications

•	Guided development of companion diagnostics across multiple therapeutic areas including neurology and oncology, directly relevant to Quanterix's focus on neurological biomarkers and expansion into oncology applications

•	Brings deep expertise in translational science, clinical pharmacology and regulatory strategy, which is important for guiding Quanterix through regulatory approvals and accelerating market adoption of its technologies

About Kent Lake Partners LP

Kent Lake Partners LP is an investment fund founded by Ben Natter in 2019 with a focus on small and mid-capitalization public equities, particularly in the healthcare space. Mr. Natter has over a decade of successful public healthcare equity investing experience.

Certain Information Concerning the Participants

Kent Lake Partners LP (“Kent Lake Partners”), together with the other Participants (as defined below), intends to file a preliminary proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Quanterix Corporation, a Delaware corporation (the “Company”).

KENT LAKE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING ITS GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are currently anticipated to be Kent Lake Partners, Kent Lake PR LLC (“Kent Lake PR”) and Benjamin Natter (collectively, the “Kent Lake Parties”); and Alexander G. Dickinson, Bruce Felt and Hakan Sakul (the “Kent Lake Nominees” and collectively with the Kent Lake Parties, the “Participants”).

As of the date hereof, Kent Lake Partners directly beneficially owned 2,645,086 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”). Kent Lake PR, as the investment adviser and as the general partner to Kent Lake Partners, may be deemed to beneficially own the 2,645,086 shares of Common Stock beneficially owned by Kent Lake Partners. Mr. Natter, as the Managing Member of Kent Lake PR, may be deemed to beneficially own the 2,645,086 shares of Common Stock beneficially owned by Kent Lake Partners. None of the Kent Lake Nominees beneficially own any shares of Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

Investor Contacts
Ben Natter, 415-237-0007
info@kentlakecap.com

Saratoga Proxy Consulting LLC

John Ferguson / Ann Marie Mellone

(212) 257-1311 / (888) 368-0379

info@saratogaproxy.com

Media Contact

Longacre Square Partners

KentLake@longacresquarepartners.com